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                                                                     Exhibit 4.3

WFD                                                                CUSIP _______
COMMON STOCK                                                              SHARES



                            WESTFIELD FINANCIAL, INC.
        INCORPORATED UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS



      This Certifies that _________________________________________ is the owner of ___________________________________________________________________
 fully paid and non-assessable Shares of Common Stock, par value $.01 per share, of

                            Westfield Financial, Inc.

(the "Corporation"), a Massachusetts corporation. The shares represented by this Certificate are transferable only on the stock transfer books of the Corporation by the holder of record hereof in person, or by his or her duly authorized attorney or legal representative, upon the surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Articles of Organization and Bylaws of the Corporation and any amendments thereto (copies of which are on file with the transfer agent), to all of which provisions the holder by acceptance hereof, assents. The shares represented by this Certificate are not insured by the Federal Deposit Insurance Corporation or by any other government agency. This Certificate is not valid until countersigned and registered by the Corporation's transfer agent and registrar.

In Witness Whereof, the Corporation has caused this Certificate to be executed by the facsimile signature of its duly authorized officers and has caused its corporate seal to be hereunto affixed.

Dated _____________________, 2001



[Seal]          __________________________         _____________________________
                Phillip R. Smith                   Donald A. Williams
                Clerk                              Chief Executive Officer and
                                                    President

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                            Westfield Financial, Inc.

         The shares represented by this certificate are issued subject to all the provisions of the Articles of Organization and Bylaws of Westfield Financial, Inc. (the "Corporation") as from time to time amended (copies of which are on file at the principal office of the Corporation), to all of which the holder by acceptance hereof assents. The following description constitutes a summary of certain provisions of, and is qualified in its entirety by reference to, the Corporation's Articles of Organization.

         The Articles of Organization of the Corporation contain certain provisions, applicable upon the consummation of the reorganization of Westfield Mutual Holding Company ("MHC") pursuant to which the Corporation will be formed and will acquire all of the outstanding capital stock of Westfield Bank (the "Reorganization"), that restrict persons from directly or indirectly acquiring or holding, or attempting to acquire or hold, the beneficial ownership of, more than of 10% of the issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors ("Voting Stock"), exclusive of the shares beneficially owned by the MHC. The Articles of Organization contain a provision pursuant to which any shares held in excess of 10% of the Voting Stock of the Corporation will not be counted as shares entitled to vote within three years following the Reorganization and thereafter will only be counted as one hundredth (1/100) of one vote per share, exclusive of the shares beneficially held by the MHC. In addition, the Corporation is authorized to refuse to recognize a transfer or attempted transfer of any shares of Voting Stock to any person who beneficially owns, or who the Corporation believes would become by virtue of such transfer the beneficial owner of, more than 10% of shares of the Voting Stock, exclusive of the shares beneficially owned by the MHC. These restrictions are not applicable to underwriters in connection with a public offering of the common stock or to acquisitions of common stock by the Corporation, any majority-owned subsidiary of the Corporation, or any pension, profit-sharing, stock bonus or other compensation plan maintained by the Corporation or by a member of a controlled group of corporations or trades or businesses of which the Corporation is a member for the benefit of the employees of the Corporation or any subsidiary, or any trust or custodial arrangement established in connection with any such plan.

         The Articles of Organization of the Corporation contain provisions providing that the affirmative vote of the holders of at least 80% of the Voting Stock of the Corporation may be required to approve certain business combinations and other transactions with persons or their corporate affiliates who directly or indirectly acquire or hold, or would acquire or hold after the business combination, the beneficial ownership of in excess of 5% of the Voting Stock of the Corporation.

         The Corporation will furnish to any stockholder upon written request and without charge, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Such request may be made to the Corporation or to its transfer agent and registrar.

         For value received, __________________________ hereby sell(s), assign(s) and transfer(s) unto _________________________________________________
shares of capital stock evidenced by this Certificate, and do(es) hereby irrevocably constitute(s) and appoint(s) as Attorney, to transfer the said shares on the books of the herein named Corporation with full power of substitution.

Date: _________________________            Signature____________________________



                                           Signature____________________________

                                           Notice:   The signature to this
                                                     assignment must correspond
                                                     with the name as written
                                                     upon the face of the
                                                     Certificate, in every
                                                     particular, without
                                                     alteration or enlargement,
                                                     or any change whatsoever.